Exhibit 7.5

METHANEX CORPORATION

As Issuer

AND

THE BANK OF NEW YORK MELLON

As Trustee

SIXTH SUPPLEMENTAL INDENTURE

Dated as of November 18, 2014

To

Indenture dated as of July 20, 1995 between Methanex Corporation, as Issuer, and

The Bank of New York Mellon (formerly United States Trust Company of New York), as Trustee, providing for the issue of

Debt Securities

SIXTH SUPPLEMENTAL INDENTURE

THIS SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”) is made as of the 18 th day of November, 2014 between Methanex Corporation (the “Company”) and The Bank of New York Mellon (formerly United States Trust Company of New York), as trustee (the “Trustee”).

WHEREAS, by a trust indenture made as of July 20, 1995 between the Company and the Trustee (the “Original Indenture”), provision was made for the issue of securities of the Company in one or more series;

WHEREAS, the Original Indenture was supplemented by the First Supplemental Indenture, dated June 18, 2002 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated June 19, 2002 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated December 9, 2003 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated August 3, 2005 (the “Fourth Supplemental Indenture”) and the Fifth Supplemental Indenture, dated February 28, 2012 (the “Fifth Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”), in all cases between the Company and the Trustee;

WHEREAS under and in accordance with the terms of the Indenture, there have heretofore been issued six series of securities, of which the 6.0% Senior Notes due August 15, 2015 (the “2015 Notes”), the 3.25% Senior Notes due December 15, 2019 (the “2019 Notes) and the 5.25% Senior Notes due March 1, 2022 (the “2022 Notes”) are currently outstanding;

WHEREAS the Indenture provides that the aggregate principal amount of securities which may be issued thereunder is unlimited but securities may be issued only upon and subject to the conditions and limitations set forth therein;

WHEREAS the Company desires and may from time to time desire to issue Debt Securities having the attributes and characteristics hereinafter set forth;

WHEREAS the Company is not in default under the Indenture;

WHEREAS all necessary acts and proceedings have been done and taken and all necessary resolutions passed to authorize the execution and delivery of this Sixth Supplemental Indenture and to make the same legal and valid and binding upon the Company;

WHEREAS the foregoing recitals are made as representations and statements of fact by the Company and not the Trustee; and

WHEREAS the Company is permitted to enter into this Sixth Supplemental Indenture pursuant to Section 9.01(j) of the Indenture for the purpose of determining the form and terms of the Debt Securities (as defined herein) and, in connection therewith, Article 2 of this Sixth Supplemental Indenture will apply only to the Debt Securities;

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Sixth Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Debt Securities:

ARTICLE 1—DEFINITIONS

1.01    General.

For all purposes of this Sixth Supplemental Indenture, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

“Debt Securities” has the meaning set forth in the Indenture, except that it shall not include the 2015 Notes, the 2019 Notes or the 2022 Notes;

“Trust Indenture” means the Indenture as supplemented by this Sixth Supplemental Indenture and any other indenture, deed or instrument supplemental or ancillary thereto; and

all other terms and expressions used herein shall have the same meanings as corresponding expressions defined in the Trust Indenture.

1.02    To be Read with Indenture.

This Sixth Supplemental Indenture is a supplemental indenture within the meaning of the Indenture, and the Indenture and this Sixth Supplemental Indenture shall be read together and shall have effect, as far as practicable, as though all the provisions of the Indenture and this Sixth Supplemental Indenture were contained in one instrument.

1.03    Application

Article 2 of this Sixth Supplemental Indenture shall be applicable to the Debt Securities only.

ARTICLE 2—AMENDMENT

2.01    Form of Note Amendment

Section 2.23 of the Fifth Supplemental Indenture is deleted in its entirety and Schedule I of the Fifth Supplemental Indenture is deleted in its entirety.

2.02    Form of Note

The form of Debt Security set forth in Schedule I to the Fifth Supplemental Indenture shall be deleted in its entirety and the form of Debt Security attached hereto as Schedule I substituted therefor.

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2.03    Satisfaction and Discharge of Indenture; Defeasance.

Section 11.02(b)(ii) of the Indenture is deleted and the following substituted therefor:

(ii) its obligations with respect to the Debt Securities of such series under Sections 4.08, 4.09, 4.11, 4.12 and under Section 2.20 of the Fifth Supplemental Indenture, the operation of Sections 6.01(e), (f), (g) (with respect to Significant Subsidiaries only), (h) (with respect to Significant Subsidiaries only), (i) and (j) and the limitations in Section 10.02 (“ covenant defeasance option ”).

Section 2.16 of the Fifth Supplemental Indenture is deleted in its entirety.

ARTICLE 3—MISCELLANEOUS

3.01    Effectiveness.

This Sixth Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee. Upon the execution and delivery of this Sixth Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Sixth Supplemental Indenture shall form a part of the Indenture for all purposes, and the rights of every Holder of Debt Securities shall hereafter be determined, exercised and enforced subject in all respects to the terms of this Sixth Supplemental Indenture, and all the terms and conditions of the Indenture as amended or supplemented by this Sixth Supplemental Indenture for any and all purposes.

3.02    Indenture Remains in Full Force and Effect.

Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

3.03    Indenture and Sixth Supplemental Indenture Construed Together.

This Sixth Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Sixth Supplemental Indenture shall henceforth be read and construed together.

3.04    Confirmation and Preservation of Indenture.

The Indenture as supplemented by this Sixth Supplemental Indenture is in all respects confirmed and preserved.

3.05    Conflict with Trust Indenture Act.

If any provision of this Sixth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the ‘‘Trust Indenture Act’’), that is required under the Trust Indenture Act to be part of and govern any provision of this Sixth Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Sixth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Sixth Supplemental Indenture, as the case may be.

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3.06    Severability.

In case any provision in this Sixth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.07    Headings.

The Article and Section headings of this Sixth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Sixth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

3.08    Benefits of Supplemental Indenture, etc.

Nothing in this Sixth Supplemental Indenture or the Debt Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Debt Securities any benefit of any legal or equitable right, remedy or claim under the Indenture, this Sixth Supplemental Indenture or the Debt Securities.

3.09    Successors.

All agreements of the Company in this Sixth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Sixth Supplemental Indenture shall bind its successors.

3.10    Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Sixth Supplemental Indenture or the due authorization of this Sixth Supplemental Indenture by the Company.

3.11    Certain Duties and Responsibilities of the Trustee.

In entering into this Sixth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

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3.12    Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SIXTH SUPPLEMENTAL INDENTURE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

3.13    Acceptance of Trusts.

The Trustee hereby accepts the trust in this Sixth Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions and subject to the provisions set forth in the Indenture as amended by this Sixth Supplemental Indenture.

3.14    Counterpart Originals.

The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, all as of the date and year first above written.

METHANEX CORPORATION, as Issuer

“Ian Cameron”
Ian Cameron
Senior Vice President, Corporate Development and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

“Stacey B. Poindexter”
Stacey B. Poindexter
Vice President

[Signature page to Sixth Supplemental Indenture]

SCHEDULE I

[FORM OF FACE DEBT SECURITY]

[GLOBAL DEBT SECURITIES LEGEND]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Number [ — ]	U.S.$[ — ]

[ — ]% Senior Notes Due [ — ]

METHANEX CORPORATION, a Canadian corporation, promises to pay to CEDE & Co, as nominee for The Depository Trust Company or registered assigns, the principal sum of [ — ] Million United States Dollars (U.S.$[ — ]) on [ — ].

CUSIP/ISIN: [ — ] / [ — ]

SEE REVERSE FOR

CERTAIN DEFINITIONS

Interest Payment Dates: [ — ] and [ — ]

Record Dates: [ — ] and [ — ]

Additional provisions of this Note are set forth on the other side of this Note.

Date: [ — ]

METHANEX CORPORATION
By:

Name:
Title:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK MELLON

as Trustee, certifies that this is one of the Notes referred to in the Indenture

By
Authorized Signatory

METHANEX CORPORATION

[—]% SENIOR NOTES DUE [—] (THE “NOTES”)

1.	Interest.

Methanex Corporation, a Canadian corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semi-annually on [—] and [—] of each year beginning in [—]. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [—]. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Notes plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.	Method of Payment.

The Company will pay interest on the Notes (except defaulted interest) to the persons who are registered holders of Notes at the close of business on the [—] and [—] next preceding the interest payment date even if Notes are cancelled after the record date and on or before such interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the account of The Depository Trust Company as specified by The Depository Trust Company. The Company will make all payments of interest in respect of the definitive Notes, by mailing a check to the registered address of each Holder thereof.

3.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon, a New York corporation authorized to do a banking business (“Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated wholly owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture.

The Company issued the Notes under an Indenture dated as of July 20, 1995 (“Original Indenture”), as supplemented by a First Supplemental Indenture dated June 18, 2002 (“First Supplemental Indenture”), a Second Supplemental Indenture dated June 19, 2002 (“Second Supplemental Indenture”), a Third Supplemental Indenture dated December 9, 2003 (“Third Supplemental Indenture”), a Fourth Supplemental Indenture dated August 3, 2005 (“Fourth Supplemental Indenture”), a Fifth Supplemental Indenture dated February 28, 2012 (“Fifth Supplemental Indenture”) and a Sixth Supplemental Indenture dated November 18, 2014 (“Sixth Supplemental Indenture” and, together with the Original Indenture, First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture, Fourth Supplemental Indenture and Fifth Supplemental Indenture, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. § 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the Act for a statement of those terms.

The Notes are general unsecured obligations of the Company unlimited in amount (subject to Section 2.07 of the Indenture). The Indenture imposes certain limitations on the creation of Liens by the Company and the Subsidiaries, sale and leaseback transactions, transactions with respect to Unrestricted Subsidiaries, and the ability of the Company or a Restricted Subsidiary that is Guarantor to merge with or into another entity. The limitations are subject to a number of important qualifications and exceptions.

5.	Optional Redemption.

Prior to [—] (the “Early Call Date”), the Notes will be redeemable as a whole or in part, at the Company’s option at any time, at a redemption price calculated by the Company equal to the greater of: (1) 100% of the principal amount of the Notes; and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on the Early Call Date but for the redemption (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus [—] basis points, plus in each case accrued and unpaid interest thereon to the date of redemption.

At any time on or after the Early Call Date, the Notes will be redeemable in whole or in part, at the Company’s option at any time, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming for such purpose that the Notes matured on the Early Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of a comparable maturity to the remaining term of such Notes (assuming for such purpose that the Notes matured on the Early Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average, as determined by the Independent Investment Banker, of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company or, if such firm is unwilling or unable to select a Comparable Treasury Price, an independent banking institution of national standing in the United States, appointed by the Company.

“Reference Treasury Dealer” means each of BNP Paribas Securities Corp., RBC Capital Markets, LLC, J.P. Morgan Securities LLC plus two others or their affiliates which are primary U.S. Government securities dealers appointed by the Company after consultation with the Independent Investment Banker; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer, if one is available.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum, as determined by the Independent Investment Banker, equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

6.	Special Tax Redemption.

If, as a result of any change in, or amendment to, the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after [—], the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts in accordance with Section 4.07 of the Indenture, then the Company may, at its option, redeem the Notes, as a whole but not in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest (if any) to the redemption date; provided that the Company shall have determined, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company, not including substitution of the obligor under the Notes.

7.	Notice of Redemption.

Notice of redemption will be given not less than 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. Notes in denominations larger than U.S.$2,000 may be redeemed in part but only in whole multiples of U.S.$1,000. If money sufficient to pay the redemption price of and accrued and unpaid interest (if any) on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8.	Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in minimum denominations of U.S.$2,000 and whole multiples of U.S.$1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

9.	Persons Deemed Owners.

The registered holder of this Note may be treated as the owner of it for all purposes.

10.	Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

11.	Defeasance.

Subject to certain conditions, the Company at any time may terminate some or all of its and each Guarantor’s obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

12.	Amendment, Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with respect to the Notes with the consent of the Holders of a least a majority in principal amount outstanding of the Notes, and the Notes of a series may be amended with respect to the Notes of such series with the consent of the Holders of at least a majority in principal amount outstanding of the Notes of such series, and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Notes or of the Notes of such series, as the case may be. Subject to certain exceptions set forth in the Indenture, without the consent of any Noteholder, the Company and the Trustee may amend the Indenture or the Notes of a series to cure any ambiguity, omission, defect or inconsistency, or to comply with Article X of the Original Indenture, or to add guarantees with respect to the Notes of such series or to secure the Notes of such series, or to add additional covenants or to surrender rights and powers conferred on the Company or the Subsidiaries, or to comply with any requirement of the United States Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act, or to make any change that does not adversely affect the rights of any Holder of Notes of such series in any material respect.

13.	Defaults and Remedies.

Under the Indenture, Events of Default with respect to a series of Notes include (i) default for 30 days in payment of interest on the Notes of such series (including any Additional Amounts when due); (ii) default in payment of principal on the Notes of such series at maturity, upon redemption, upon declaration or otherwise, or failure by the Company to redeem or purchase Notes of such series when required pursuant to the Indenture or the Notes of such series; (iii) failure by the Company or a Restricted Subsidiary to comply with other agreements in the Indenture or the Notes of such series, in certain cases subject to notice and lapse of time; (iv) certain accelerations (including failure to pay within any grace period after final maturity) of other Debt of the Company or a Restricted Subsidiary if the amount accelerated (or so unpaid) exceeds U.S.$50,000,000; (v) certain events of bankruptcy or insolvency with respect to the Company or a Significant Subsidiary; and (vi) except as otherwise provided in the Indenture, any Guarantee ceasing to be in full force and effect, or being declared by a court of competent jurisdiction or governmental authority to be invalid or unenforceable. If an Event of Default with respect to a series of Notes occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes of such series may declare all the Notes of such series to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default that will result in the Notes of a series being due and payable immediately upon the occurrence of such Events of Default.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

14.	Trustee Dealings with the Company.

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its affiliates and may otherwise deal with the Company or its affiliates with the same rights it would have if it were not Trustee.

15.	Guarantees.

The Company has covenanted pursuant to the Indenture, subject to certain exceptions, to cause any Restricted Subsidiary that Incurs Indebtedness to execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will guarantee this Note on the same terms and conditions as those set forth in Exhibit B to the Indenture.

16.	No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder of a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17.	Authentication.

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

19.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law.

EACH NOTE SHALL BE DEEMED TO BE NEW YORK CONTRACTS, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS).

The Company will furnish to any Holder of a Note upon written request and without charge to the Holder of a Note a copy of the Indenture which has in it the text of this Note in large type. Requests may be made to:

Methanex Corporation

1800 Waterfront Center

200 Burrard Street

Vancouver, B.C. V6C 3M1

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                                   agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

Schedule

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 2.20 of the Fifth Supplemental Indenture, check this box:  ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 2.20 of the Fifth Supplemental Indenture, state the amount you elect to have purchased:

Date:

Your signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee